EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Nile Therapeutics, Inc. on Form S-8 (File No. 333-152283) and Form S-3 (File No. 333-161339) of our report dated March 2, 2010, on the financial statements of Nile Therapeutics, Inc. as of December 31, 2009 and for the year then ended, and for the period from August 1, 2005 (inception) through December 31, 2009 (which report expresses an unqualified opinion and includes and explanatory paragraph relating to Nile Therapeutics, Inc.’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Nile Therapeutics, Inc. for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

New York, New York
March 2, 2010